Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189711, 333-189712, 333-189716, 333-196054, 333-203912 and 333-211117 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Mallinckrodt plc, and the effectiveness of Mallinckrodt plc’s internal control over financial reporting dated February 26, 2019 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Mallinckrodt plc for the fiscal year ended December 28, 2018.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
February 26, 2019